Exhibit 10.1

CONTRACT OF EMPLOYMENT

BETWEEN

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA (PTY) LTD

("the Company")

AND

NUNTHAKUMARIN PILLAY

("the Executive")

1. EMPLOYMENT

1.1 The Company employs the Executive, who accepts employment in accordance with the terms and conditions of this contract.

1.2 The Company employs the Executive in the position of Managing Director: Southern Africa at our Head Office.

2. DURATION

2.1 Subject to 2.2 and 9, this agreement shall commence on 1 November 2020 and shall be terminable by either party by giving not less than three month's written notice of termination.  The Executive cannot give notice during the first three months of the contract period.

2.2 The Company may utilise the Executive's services at whatever place and in whatever capacity as may be required during the currency of this agreement.

3. REMUNERATION

3.1 The Executive's remuneration will be determined on the basis of the total direct cost to the Company, excluding any statutory deductions, which the Executive and the Company are liable for.

3.2 Base Salary.  The Company shall pay to the Executive a base salary at the rate of US$340,000 per year (the "Base Salary"), less applicable tax withholding, payable in monthly installments in South African rand. Each instalment of the Base Salary shall be converted from US dollars at an average exchange rate determined quarterly in advance.  Make-whole payments will be made at the end of every quarter, if any, to reflect the actual exchange rate.

3.3 Extension of Notice Period. As soon as practicable following the signing of this contract, the Company shall pay the Executive a once-off bonus in the amount of R1,318,750 less applicable tax withholding, in accordance with the Company's customary payroll practices. This is to compensate the Executive for the extension of the notice period from one month under his previous employment contract to three months as reflected under clause 2.1.

3.4 Restrictive Covenants. As soon as practicable following the signing of this contract, the Company shall pay the Executive a once-off bonus in the amount of R1,318,750 less applicable tax withholding, in accordance with the Company's customary payroll practices. This is to compensate the Executive for the three month restrictive covenants as reflected under clause 7 and 8.

3.5 Incentive Compensation. The Executive shall be eligible to earn a discretionary cash incentive award in respect of each full fiscal year during the Employment Period as determined in the sole discretion of the Remuneration Committee of the Board.  However, in respect of the current fiscal year, should the Executive leave the Company during the year, he shall be entitled to a pro rata portion of any cash incentive award determined by the Remuneration Committee. Any such award (and the terms and conditions of such award) shall be based upon the Executive's performance and such other factors as the Remuneration Committee shall determine in its discretion, which may include the Group's performance during such year.

3.6 Expenses.  The Company, in accordance with policies and practices established by the Board from time to time, will pay or reimburse Executive for all expenses reasonably incurred by Executive during the Employment Period in connection with the performance of Executive's duties under this Agreement; provided, that Executive shall provide to the Company documentation or evidence of expenses for which Executive seeks reimbursement in accordance with the policies and procedures established by the Company from time to time.

3.7 Benefit Plans. The Executive shall have the option to join the Group's Medical Aid Scheme with Discovery Medical Health or Bankmed, or other scheme in which the Group participates from time to time.  Participation in any such scheme shall be at the Executive's sole cost and expense. The Executive acknowledges that the Group does not operate a retirement scheme or provide any other benefits not specifically provided for in this Agreement.

4. LEAVE ENTITLEMENT

4.1 ANNUAL LEAVE

The Executive acknowledges that he will qualify for 25 working days leave in respect of each completed 12-month period of service.

5.  POSITION AND RESPONSIBILITIES

5.1 During the Employment Period, the Executive shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial as are customary to the position of Managing Director: Southern Africa.  The Executive shall serve as a member of the board of directors (or similar governing body) of the Company or any other member of the Group as may be requested by the Company.

6.  COMPLIANCE WITH COMPANY POLICIES/QUALIFICATIONS

6.1 The Executive shall comply with all written Company policies, standards, rules and regulations (a "Company Policy" or collectively, the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

6.2 The Executive shall hold and maintain all required governmental licenses, certifications and authorizations necessary to perform the Executive's obligations under this Agreement.

7. NON-COMPETITION

During your Employment or Service and for three (3) months thereafter, you will not, directly or indirectly, with or without compensation, own, manage, operate, join, control, advise or participate in, as a shareholder (other than as a shareholder with less than 5% of the outstanding shares of a public company), director, officer, manager, principal partner, employee, consultant, independent contractor, technical or business advisor or otherwise (or any foreign equivalents of the foregoing), any person or entity that is in the Business or similar business of the Company (or any division of the Company) in any business that directly or indirectly competes with the Company within the Republic of South Africa and those territories outside of South Africa in which the Company carries on the Business as of the last date of your Employment or Service (a "Competing Business"). For purposes of this Section 7, "Business" shall mean the business conducted by the Company from time to time, being the business of developing, marketing and distributing payment systems which facilitate commercial transactions in an electronic environment using specialized smart card technologies.

8. NON-SOLICITATION

During your Employment or Service and for three (3) months thereafter, you will not, directly or indirectly, on your own behalf or on behalf of others, either:

  solicit, recruit or attempt to persuade any person to terminate such person's employment or service with us, whether or not such person is a full-time employee or service provider and whether or not such employment or service is pursuant to a written agreement or is at-will; or
  solicit, contact or attempt to persuade any current or prospective customer of the Company to alter such customer's or prospective customer's relationship with us or to engage any Competing Business to perform services that we can perform in the ordinary course of business.  You understand that "prospective customer" means any prospective customer of the Company with whom you had contact at any time during the six (6) months preceding the termination of your Employment or Service.

9. COPYRIGHT

9.1 The Executive acknowledges that the Company shall, by operation of law, become the owner of the copyright in any work, which is eligible for copyright and which is created or executed by the Executive, whether alone or with others, in the course and scope of employment.

9.2 Insofar as it may be necessary, the Executive cedes and assigns to the Company the copyright of any work created or executed by the Executive, whether alone or with others, in the course and scope of employment.

9.3 The Executive undertakes not to exercise any residuary rights in respect of any work created or executed by the Executive, whether alone or with others, in the course and scope of employment with the Company.

9.4 All work created or executed by the Executive and for which copyright exists shall, unless the Executive establishes the contrary, be deemed to have been created or executed in the course and scope of employment with the Company.

10. TERMINATION FOR MISCONDUCT OR ILLNESS

10.1 Subject to fair procedures being adhered to, this agreement may be terminated by the Company summarily at any time and without any payment in lieu of notice if, at any time, the Executive is guilty of any serious misconduct or commits a breach of a material obligation under this agreement, or is guilty of any act which at common law would entitle the Company summarily to terminate this agreement.

10.2 If the Executive is absent for an unreasonable long time due to illness, the Company is entitled to terminate the contract after a fair procedure and investigation into the health position of the worker.

10.3 The Company reserves the right to request the Executive to undergo a medical examination at any time at the Company's expense to assist in determining the Executive's fitness to continue Employment.

10.4 The Executive guarantees that at the time of signing this contract, he is free of any notifiable, contagious illness. If the Executive should discover any such illness after employment, he will immediately inform the Company.

11. MISCELLANEOUS MATTERS

11.1 Notwithstanding the terms contained in this contract, the Executive accepts that all the rules and procedures of the Company, wheresoever contained are applicable to his Employment and that, in the event of any conflict between such rules and procedures and this contact, this contract will be regarded as being binding.  The Executive undertakes not to injure the reputation or business of the Company and its customers and to observe the utmost secrecy and good faith in all dealings concerning the Company or its customers.

11.2 The Executive acknowledges that the Company's Disciplinary Code and Procedure, and Grievance Policy and Procedure, are applicable to the employment relationship and agrees to be bound thereby.

11.3 No agreement varying, adding to, deleting from or cancelling this agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.

11.4 The Executive agrees that he will retire at the age of 65.

11.5 The Executive declares that he has never been convicted of a criminal offence. The Executive agrees that should this statement be proved to be false or should the Executive fail to declare a future criminal offence, the Company reserves the right to summarily terminate the Executive's service.

11.6 The Executive shall, within a reasonable period, notify the Company of any change in his status, such as address, dependants, marital, telephone number, qualifications or any other relevant changes.

11.7 Both parties acknowledge that by signing this contract, they have received a copy of this contract, and they have read and understood the contents thereof. Both parties undertake to hold themselves bound by this contract and agree to observe the provisions contained therein.

12. INDULGENCES

 No indulgence granted by a party shall constitute a waiver of any of that party's rights under this agreement.

13 DOCUMENTS APPLICABLE

13.1 The following documents form part of the Executive's contract of employment with the Company:

(a) Articles of Agreement

(b) Staff Manual

(c) Restrictive Covenants Agreement (Attached)

(d) Any other documents of which the Executive may be advised during his employment with the Company

Signed at                      Rosebank                   on , November 12, 2020

AS WITNESSES:

/s/ A.M.R. Smith
For and on behalf of Net1 Applied Technologies South Africa (Pty) Ltd 4th Floor, President Place Cnr. Jan Smuts Ave & Bolton Rd Rosebank, Private Bag 2424 Parklands, 2121

Signed at Rosebank on , November 12, 2020

AS WITNESSES:

/s/ Nunthakumarin Pillay
The Executive